 EXHIBIT 99.3

Independent auditor’s Annual Servicer Compliance Certificate to the Directors of Crusade Management Limited (Trust Manager)

Scope

We have reviewed St.George Bank Limited’s (the “Servicer’s”) activities for the purpose of determining its compliance with the servicing standards contained in the Master Trust Deed dated 14 March 1998, the Crusade Euro Trust Servicing Agreement dated 19 March 1998, and the Supplementary Terms Notice (collectively the “Documents”), attached as Appendix 1, in relation to the Crusade Global Trust No. 1 of 2005 (the “Trust”) for the year ended 30 September 2005, in accordance with the statement by the Division of Corporation Finance of the Securities and Exchange Commission dated 21 February 2003, and our engagement letter dated 7 December 2005.

We have reviewed the servicing standards contained in the Documents to enable us to report on whether those servicing standards are similar to those contained in the Uniform Single Attestation Program for Mortgage Bankers (“USAP”), which establishes a minimum servicing standard for the asset backed securities market in the United States of America. No equivalent of the USAP exists in Australia.

The management of the Servicer is responsible for maintaining an effective internal control structure including internal control policies and procedures relating to the servicing of mortgage loans. We have conducted an independent review of the servicing standards included in Appendix 1, in order to express a statement on the Servicer’s compliance with them to Crusade Management Limited.

Our review of the servicing standards has been conducted in accordance with Australian Auditing Standards applicable to performance reviews and accordingly included such tests and procedures as we considered necessary in the circumstances. In conducting our review we have also had regard to the guidance contained in the USAP. These procedures have been undertaken to enable us to report on whether anything has come to our attention to indicate that there has been significant deficiencies in the Servicer’s compliance with the servicing standards contained in the Documents for the year ended 30 September 2005.

Our review did not include an assessment of the adequacy of the servicing standards themselves.

This statement has been prepared for the use of Crusade Management Limited as at 30 September 2005 in accordance with the requirements of the statement by the Division of Corporation Finance of the Securities and Exchange Commission dated 21 February 2003, and the engagement letter dated 7 December 2005. We disclaim any assumption of responsibility for any reliance on this review statement, to any person other than Crusade Management Limited.

Statement

Based on our review;

•

nothing has come to our attention to indicate that there have been any significant deficiencies in St.George Bank Limited’s compliance with the servicing standards contained in the Master Trust Deed dated 14 March 1998, the Crusade Euro Trust Servicing Agreement dated 19 March 1998, and the Supplementary Terms Notice, attached as Appendix 1, in respect of the Crusade Global Trust No.1 of 2005 (the “Trust”) for the year ended 30 September 2005;

•

the servicing standards contained in the Master Trust Deed dated 14 March 1998, the Crusade Euro Trust Servicing Agreement dated 19 March 1998, and the Supplementary Terms Notice are similar to the minimum servicing standards contained in the Uniform Single Attestation Program for Mortgage Bankers (“USAP”), except for the following:

•

Sections I (4), V (3) and V (4) set out the minimum servicing standards for escrow accounts. However, in Australia the mortgagee or Servicer is not responsible for taxes, insurance, and other payments associated with the home ownership. Hence there are no escrow accounts held by the Servicer.

•

Section I (2) of USAP requires funds of the servicing entity to be advanced in cases where there is an overdraft in an investor’s or a mortgagor’s account. The Documents do not contain an equivalent standard to this USAP standard. The loans serviced under the Servicing Deed do not include overdraft accounts.

	•	Section III of USAP sets minimum servicing standards in respect of Disbursements. In respect of the Trust, this function is the responsibility of the Trust Manager.

 /s/  KPMG

KPMG

 /s/  John Teer

John Teer

Partner

Place: Sydney, Australia

Date:   15 December 2005

Appendix One - St.George Servicing Standards

I General Undertakings
1    The  Servicer  must  maintain  all  qualifications,  licenses,  filings and registrations  as may be  required  under  any  applicable  law in order to properly service the Receivables.
2    The Servicer  must comply with all Laws in  connection  with  servicing the
     Receivables  and  Receivable  Rights  where  failure  to do so would have a material adverse effect.
3    The Servicer must comply with the Consumer Credit Legislation in connection with servicing the Receivables and Receivable Rights.
4    The Servicer must promptly deliver  Relevant  Documents to the Custodian in accordance with the Custodian Agreement.
5    If a material  default  occurs the Servicer is required to take such action in accordance with the Servicer's normal enforcement procedures.
6    The Servicer  shall set the interest rate on the  Receivables in accordance with the requirements of the Supplementary Terms Notice.
7    The  Servicer  must  notify the  Trustee  and Manager of any event which it reasonably  believes is likely to have a material  adverse effect  promptly after becoming aware of such event;  and the Manager of anything else which
     the  Manager   reasonably   requires  regarding  any  modification  to  any
     Receivable or Receivable Security and the Services.
8    The Servicer must provide information  reasonably  requested by the Trustee or Manager.
9    The Servicer  must comply with all its  obligations  under any  transaction document to which it is a party.
10   Subject to being reimbursed by the relevant Obligor or being indemnified by the Trustee, the Servicer shall pay all taxes that relate to the Services.
11     The Servicer shall not claim any Security Interest over any Asset.

II Variations
1    The Servicer  must not consent to the creation or existence of any Security interest in favour of a third party in relation to any  Mortgaged  Property in connection with a Receivable and the Receivable  Rights unless the third party acknowledges that the Receivable and Receivable Rights ranks ahead in priority to the third party Security Interest or which would rank before or pari passu with the relevant Receivable and Receivable Rights.

2    Except as required by law the  Servicer  shall not release an Obligor  from any amount owing in respect of a Receivable.
3    The Servicer must attend to the stamping and  registration  of all relevant documents for each Relevant Trust following any amendment, consolidation or other  action.  In relation to any Mortgage  that is not  registered at the relevant  closing  date,  the  Servicer  shall ensure that it is lodged for registration not later than 120 days after the closing date.
4    The Servicer  must not allow the interest  rate on a Receivable  which is a fixed  rate loan to be  re-fixed  at the end of its  fixed  term if it will result in a down grade or withdrawal of any Notes.
5    The Servicer  must not allow a Receivable to convert from a fixed rate loan to a floating rate loan, or vice versa, if that conversion  would result in a downgrade or withdrawal of any Notes.
6    The  Servicer  shall  ensure that if the use of a mortgaged  property  that relates to a Receivable changes from owner occupied to investment,  or vice versa,  that the relevant  Receivable  continues to satisfy the eligibility criteria.
7    The  Servicer  shall not  provide to any  Obligor  features in respect of a
     Receivable which are additional to those applied on the closing date unless those  additional  features would not affect any mortgage  insurance policy relating to the Receivables or result in the downgrade or withdrawal of the rating of any Notes.

III  Mortgage Collections and Payments
1    The  Servicer  shall on the  behalf of the  Trustee  collect  the  mortgage payments. In discharging this duty the Servicer will act in accordance with the Procedures Manual, exercising the degree of diligence and care expected of an appropriately qualified lender.
2    Mortgage  payments shall be remitted into the relevant  collection  account within 5 days of receipt.
3    If a collection  account is not maintained with the Servicer,  the Servicer shall deposit all mortgage  payments into the  collection  account no later than 2 business days following their receipt.  If the collection account is with the Servicer then payments are required to be paid into the collection account on the remittance date for that  collection  period if the Servicer has a short term rating of A-1+ from S&P and  interest  on the  collections calculated  from the fifth day  forward.  If the  Servicer  does not have a short term  rating of A-1+  collections  must be paid into the  collections account no later than two business days following their receipt.
4    The  Servicer  shall  pay to the  relevant  collection  account  all  funds required  to be  paid  to the  trustee  by wire  transfer  or as  otherwise instructed by the Trustee.

5    If the Servicer pays funds to the Trustee, and the related Obligors payment is then  dishonoured,  the Servicer is entitled to have this money returned from the Trustee.
6    All payments to the Trustee shall be paid under a  transaction  document no later than 4pm on the day when due.
7    The  Servicer  will not have a right to set off any funds held in the trust account for any amount owed to the Servicer.

IV Delinquencies
1    All 1day  delinquency  housing  loans must be  identified  in the  mortgage service system.
2    At 14  days  delinquent  the  housing  loan  must  be  transferred  to  the collection  system.  The  collection  system  provides  detailed  lists  of accounts  that are  overdue  and the follow up  procedures  that need to be taken.
3    The  Servicer is required to issue  legal  notices and  institute  recovery action by enforcing the mortgage security if satisfactory  arrangements can not be made to rectify a delinquent housing loan.
4    The  Servicer  shall  report all actions  that it takes on overdue  housing loans to the mortgage  insurer in accordance with the terms of the mortgage insurance policies.

V Investor Accounting and Reporting
1    The Servicer  shall  maintain a database as a master record of all mortgage loans in relation to each trust.
2    The Servicer shall update the  Receivables  Register within 3 months of the closing  date for each  Relevant  Trust;  on the last  business day of each calendar year, (if the holding company has a rating of not less than A-1+), or (if the  holding  company  does not  have  such a  rating),  on the last business  day of each  calendar  quarter;  or  within  30 days of a written request by the Trustee.
3    The  Servicer  shall notify the Manager  immediately  of each request by an
     Obligor to switch its Receivables to another product.
4    Each  Receivable  is  to be  electronically  tagged  so  that  all  related collections for that mortgage can be readily identified.
5    On or before each  determination  date for each Trust,  the Servicer  shall prepare and submit to the Manager and Trustee a report on collections.
6    At the end of the  financial  year the Servicer is to produce a certificate for the Trustee and the Manager containing a schedule of information agreed with the Trustee and the Manager.

VI Insurance Policies
1    The  Servicer  shall  act in  accordance  with the  terms  of any  Mortgage
     Insurance Policy.
2    The Servicer shall not do or omit to do anything  which, or the omission of which, would prejudicially affect the rights of the Trustee in respect of a mortgage insurance policy.
3    The  Servicer  shall  promptly  make a claim under any  mortgage  insurance policy in accordance with the Procedures Manual, the transaction  documents and the terms of the mortgage insurance policy.
4    The Servicer  shall notify the Manager when any  circumstances  have arisen under which the Servicer intends to make a claim.
5    The Servicer  shall use  reasonable  endeavours  by reference to Australian market  practice to ensure that a current  policy of general  insurance  is maintained in respect of each mortgaged Property.

Our ref	STGESGB 05CrusConsentLtr2 1121-SAL

The Directors

Crusade Management Limited

Level 4

4-16 Montgomery Street

Kogarah NSW 2217

15 December 2005

Dear Sir

Crusade Global Trusts

This consent is given by KPMG concerning the submission of the 10K report to the SEC for the year ended 30 September 2005 in respect of Crusade Global Trust No. 1 of 2004, Crusade Global Trust No. 2 of 2004 and Crusade Global Trust No. 1 of 2005.

KPMG consent to its Independent Auditor’s Annual Servicer Compliance Certificate, in respect of the Crusade Global Trust No. 1 of 2004, Crusade Global Trust No. 2 of 2004, Crusade Global Trust No. 1 of 2005 and Crusade Global Trust No. 2 of 2005 (dated 15 December 2005) being included in the submission of the 10K report.

Yours faithfully

/s/  Andrew Yates

Andrew Yates

Partner